Exhibit (j.1)	Consent of Independent Registered Public Accounting Firm (PricewaterhouseCoopers LLP)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 12, 2016, relating to the financial statements and financial highlights which appear in the December 31, 2015 Annual Report to Shareholders of the Heartland Select Value Fund, Heartland Mid Cap Value Fund, Heartland Value Plus Fund, Heartland Value Fund, and Heartland International Value Fund (five of the funds constituting Heartland Group, Inc.), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Denver, Colorado
April 29, 2016